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                                                                    EXHIBIT 99.1

                 [TRI-COUNTY FINANCIAL CORPORATION LETTERHEAD]

Dear Shareholder:

I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County (the "Bank"), for the nine months ended September 30, 2008. Net income, when compared with the previous year nine-month period, declined by $825,446 to $3,362,856, compared to $4,188,302 for the same period in 2007. For the nine months ended September 30, 2008, diluted earnings per share were $1.09, compared to $1.60 for the nine-month period ended September 30, 2007. The reduction in diluted earnings per share was attributed to a reduction in net income growth and the increase in total number of shares outstanding as a result of the private placement offering, which closed in December 2007. Total assets increased to $677,447,922, up $79,042,088 or 13.21%, from December 31, 2007.

The change in net income for the nine months ended September 30, 2008 was attributed to several factors. Net interest income increased from the same period in 2007, while non-interest income decreased from the comparable period. The net interest income increase was a result of the Bank's continued growth in earning assets. Non-interest income decreased from the comparable period due to a $1,272,161 gain on the sale of foreclosed property that was recorded in 2007. Excluding this gain, non-interest income for 2008 increased by $386,317 due to increases in loan and service charges. The Bank's asset quality continued to be strong during these unprecedented levels of volatility. The provision for loan losses remained comparable to the prior year. The provision for loan loss level is constantly reviewed for adequacy and it is expected that the provision will increase as a percent of outstanding loans over the next several quarters due to the deteriorating economy and our continued focus on originating non-residential loans. The Bank's non-interest expense increased by 11.8% from the same period in the prior year. This increase was due to the hiring of additional bankers and staff, as well as expenses associated with the operation of the new Lusby branch and the new regional banking center at Leonardtown.

International and national economic conditions continued to be volatile and have induced significant intervention by central banks and governments. The U.S. Treasury's Troubled Asset Repurchase Program (TARP) has been expanded to include a Capital Purchase Program (CPP). The program allows a participating financial institution to issue preferred stock ownership and common stock warrants to the Treasury. The CPP is designed by the Treasury to provide additional capital for healthy financial institutions to assist in restarting credit flows in the U.S. All U.S. banking regulators are encouraging healthy institutions to consider the program. Tri-County Financial Corporation is currently reviewing the ramifications and opportunities offered in this program.

Since the last shareholder report of June 30, 2008, the Federal Reserve lowered rates to 1%. This extremely low rate environment has put additional pressure on the interest rate spread and will continue to do so until the stimulus packages of the Federal Reserve and Congress gain traction. While the Federal Reserve's Federal Funds rate is the lowest since 9-11-01, the market rates on deposits and wholesale funding have not decreased appreciably. In some cases, they have actually increased significantly. This phenomenon negatively affects our performance by skewing deposit and wholesale funding rate levels during this cycle.

As previously noted, since December 31, 2007, our asset base increased by $79,042,088 or 13.21%. The increase was largely attributable to growth in our loan portfolio as we successfully leveraged the new capital resulting from the private placement offering. Deposit growth was $57,768,858, or 12.98%, for the nine month period.

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The current economic crisis appears to be negatively affecting household financial behavior and a pronounced contraction in income growth and spending is evident in America. National media coverage of the crisis has favorably portrayed community banks as being the backbone of stability in the country and relied upon to act as catalysts for recovery. Your Bank's conservative approach to banking has well positioned it as we move through this crisis. Your Board and management are monitoring the ongoing events with great caution and careful study in order to enhance our franchise value and performance.

As lifetime bankers, your management and Board are witnesses to historic changes in the American system of money and banking. Unparalleled nationalization of the financial sector is unfolding as we work to bring about stability and recovery to the lives of our customers and clients. Your continued support and encouragement is appreciated as we navigate your Company through these troubled times.

Yours truly,

/s/ Michael L. Middleton


Michael L. Middleton
President
Chairman of the Board